Exhibit 10.1

September 22, 2016

Mr. Habib J. Dable
15 Garfield Avenue
Madison, NJ 07940

Dear Habib:

This letter agreement (“Agreement”) sets forth the terms and conditions of your employment with Acceleron Pharma Inc. (the “Company”), effective as of no later than December 26, 2016 (such date you actually commence employment, the “Start Date”). The Company prefers that the Start Date be October 15, 2016, but agrees to target December 1, 2016 in the event you are not reasonably able to commence employment as of October 15, 2016.
1.Position, Duties and Location.
(a)    You shall serve, on a full-time basis, as the Company’s Chief Executive Officer and President, subject to the direction and control of, and reporting to, the Board of Directors of the Company (the “Board”). In addition to serving as the Company’s Chief Executive Officer and President, you will be appointed to serve as a member of the Board effective as of the Start Date. Thereafter, for so long as you remain employed by the Company as its Chief Executive Officer and President, at each annual meeting of the Company’s stockholders at which you are up for election or reelection as a member of the Board, the Board or a committee thereof shall nominate you to serve as a member of the Board and you shall so serve if elected or reelected, subject to receiving the required approval of the Company’s stockholders and compliance with the Company’s policies applicable to Board members generally; provided, however, that (i) the failure of the stockholders to so elect or reelect you will not constitute Good Reason for termination by you of your employment hereunder, (ii) you will serve without further compensation therefor, and (iii) you will resign from the Board effectively immediately upon termination of your employment for any reason. In addition, and without further compensation, you shall serve as a director and/or officer of one or more of the Company’s Affiliates if so elected or appointed from time to time. You agree to continue to perform the duties of your position and such other duties as reasonably may be assigned to you from time to time. You also agree that while employed by the Company, you will continue to devote your full business time and your reasonable best efforts, business judgment, skill and knowledge exclusively to the advancement of the business and interests of the Company and to the discharge of your duties and responsibilities for it. Further, you will be permitted to (i) with the prior written consent of the Board or a committee thereof, act or serve as a director, trustee, committee member, or principal of any type of business, civic, or charitable organization and (ii) purchase or own less than five percent (5%) of the publicly traded securities of any entity; provided that, such ownership represents a passive ownership; provided further that, the activities described in clauses (i) and (ii) do not interfere with the performance of your duties and responsibilities to the Company as provided hereunder, violate any provision of this Agreement or pose a conflict of interest.

(b)    Your principal work location will be at the Company’s offices in Cambridge, MA. You agree to relocate to the greater Boston area no later than August 1, 2017.
2.    Compensation and Benefits. During your employment, as compensation for all services performed by you for the Company and its Affiliates and subject to your performance of your duties and responsibilities for the Company, pursuant to this Agreement or otherwise, the Company will provide you the following pay and benefits:
(a)    Base Salary. The Company will pay you a base salary at the rate of $550,000 per year, payable in accordance with the regular payroll practices of the Company for its executives, as in effect from time to time, and subject to increase from time to time by the Board or the Compensation Committee of the Board in its discretion. You acknowledge that you will not be eligible for any merit increase in 2017.
(b)    Bonus Compensation. During your employment, commencing with 2017, you may be considered annually for a bonus in addition to your base salary targeted at 60% of your base salary (the “Target Bonus”). Bonus compensation in any year, if any, will be determined by the Board based on performance goals established by the Board or the Compensation Committee of the Board and otherwise in accordance with the Company’s annual bonus plan as in effect from time to time. Any bonus due to you hereunder will be paid not later than March 15th following the year to which the bonus relates, subject to your continuous employment through the date the bonus is paid. The foregoing shall be construed and applied so that any bonus payable to you qualifies as a “short-term deferral” under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) (Section 409A of the Code, together with the regulations thereunder, “Section 409A”).
(c)    Participation in Employee Benefit Plans. You will be entitled to participate in all employee benefit plans from time to time in effect for senior executive officers of the Company generally, and on terms and conditions no less favorable than those provided to senior officers of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided to you under this Agreement (e.g., severance pay) or under any other agreement. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.
(d)    Vacations. You will be entitled to three weeks’ paid vacation (or such greater amount as is generally made available to the Company’s executive officers) in accordance with the Company’s policies from time to time in effect, in addition to holidays observed by the Company. Vacation may be taken at such times and intervals as you shall determine, subject to the business needs of the Company, and otherwise shall be subject to the policies of the Company, as in effect from time to time.
(e)    Business Expenses. The Company will pay or reimburse you for all reasonable business expenses incurred or paid by you in the performance of your duties and responsibilities for the Company, subject to any maximum annual limit and other restrictions on such expenses set by the Company and to such reasonable substantiation and documentation as the Company may specify from time to time. Any payment or reimbursement of expenses hereunder or otherwise by the Company that constitutes nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) no payment or reimbursement of any such expense shall affect your right to payment or reimbursement of any other such expense in any other taxable year; (ii) payment or reimbursement of the expense shall be made, if at all, not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to payment or reimbursement shall not be subject to liquidation or exchange for any other benefit.
(f)    Signing Bonus. You will be eligible to receive a signing bonus (the “Signing Bonus”) equal to $350,000 less the amount paid to you by your prior employer, if any, in respect of your 2016 annual bonus (such amount, if any, paid by your prior employer, the “2016 Bonus”). No later than March 15, 2017, you agree to confirm in writing to the Company the amount of the 2016 Bonus. For the avoidance of doubt, if the 2016 Bonus is equal to or greater than $350,000, the Signing Bonus will be zero. The Signing Bonus (if any) will be paid to you within 30 days of March 15, 2017, subject to your continuous employment through the date of payment. In the event you terminate your employment hereunder other than for Good Reason before the 12-month anniversary of the Start Date, you agree to repay to the Company any Signing Bonus within 30 days following the date of termination.
(g)    Relocation Costs. In connection with your relocation to the greater Boston area, the Company will pay or reimburse up to $200,000 in reasonable, customary and actual relocation expenses, subject to Company policies and to such reasonable substantiation and documentation as may be specified by the Company from time to time. The following relocation expenses will be eligible for reimbursement: (i) expenses incurred in moving your household and personal goods, (ii) real estate commissions incurred in selling your current residence and/or purchasing a new residence in the greater Boston area, (iii) commuting and temporary housing costs incurred prior to the date when you permanently relocate, and (iv) expenses incurred in connection with reasonable and necessary house-hunting, school interview and similar trips for your spouse and children. In the event you terminate your employment hereunder other than for Good Reason before the 12-month anniversary of the Start Date, you agree to repay to the Company any amounts reimbursed or paid on your behalf under this Section 2(g) within 30 days following the date of termination.
(h)    Equity Awards. Promptly following the Start Date and subject to the approval of the Board or the Compensation Committee of the Board, pursuant to the Company’s 2013 Equity Incentive Plan (as it may be amended, the “Equity Plan”), you will be granted (i) an option to purchase 400,000 shares of common stock of the Company with an exercise price per share equal to the fair market value of a share of the Company’s common stock on the date of grant and (ii) 62,800 restricted stock units (“RSUs”); provided, however, that if the closing price of the Company’s common stock on the Start Date is less than $22.87 or greater than $38.11, you will instead be granted (a) an option to purchase such number of shares of common stock of the Company with an aggregate grant date fair value, determined by the Board or the Compensation Committee of the Board using the Company’s then current Black-Scholes valuation model, equal to $7.2 million and (b) a number of RSUs equal to $1.9 million divided by the fair market value of a share of the Company’s common stock on the date of grant of the award. The options and RSUs will each be subject to the terms of the Plan and the applicable award agreement evidencing such awards, which agreements will be in substantially the forms previously provided to other executive officers of the Company; provided, however, that the RSU award will have an “Initial Vesting Date” of the second anniversary of the Start Date and will be eligible to vest in full in September 2019 (subject to your continuous employment through each such date), subject to the terms of the applicable award agreement. You will not be eligible to receive any additional equity awards in 2017. Beginning in 2018, you will be eligible to receive annual equity grants under the Equity Plan on the same grant cycle as other senior executives, with any grants under the Equity Plan in the discretion of the Board or the Compensation Committee of the Board.
(i)    Legal Fees. The Company will reimburse you for up to 10 hours of legal fees incurred in connection with the review and negotiation of this Agreement and the other documents referenced herein, subject to such reasonable substantiation and documentation as may be specified by the Company from time to time.
3.    Confidential Information, Non-Competition and Proprietary Information. Your employment with the Company is conditioned upon and subject to your execution of and continued compliance with the Company’s Employee Confidentiality, Non-Compete and Proprietary Information Agreement (the “Confidentiality Agreement”). It is understood and agreed that breach by you of the Confidentiality Agreement shall constitute a material breach of this Agreement.
4.    Termination of Employment. Your employment under this Agreement shall continue until terminated pursuant to this Section 4.
(a)    The Company may terminate your employment for “Cause” upon notice to you setting forth in reasonable detail the nature of the Cause. The following, as determined by the Board in its reasonable judgment, shall constitute Cause for termination:
(i)    your conviction or plea of nolo contendere to a felony or other crime involving moral turpitude which adversely affects your ability to perform your obligations to the Company or the business activities, reputation, goodwill or image of the Company;
(ii)    your deliberate dishonesty related to the performance of your obligations to the Company or breach of fiduciary duty;
(iii)    your material breach of the terms of this Agreement, or your failure or refusal to carry out any material tasks assigned to you by the Company in accordance with the terms hereof, which material breach or failure (only as to those susceptible to cure) continues for a period of more than 10 days after your receipt of written notice thereof;
(iv)    the commission by you of any act of fraud, embezzlement or deliberate disregard of a rule or policy of the Company known to you or contained in a policy and procedure manual provided to you which could be reasonably expected to or does cause material loss, damage or injury to the Company; or

(v)    the material breach by you of any of the provisions of the Confidentiality Agreement.
“Company,” for purposes of this Section 4(a), shall include the Company and any Company subsidiary.
(b)    The Company may terminate your employment at any time other than for Cause upon notice to you.
(c)    You may terminate your employment hereunder for Good Reason by providing notice to the Company of the condition giving rise to the Good Reason no later than 30 days following the occurrence of the condition, by giving the Company 30 days to remedy the condition and by terminating employment for Good Reason within 30 days thereafter if the Company fails to remedy the condition. The following, if occurring without your consent, shall constitute Good Reason for termination by you:
(i)    the Company’s failure to continue you in the position of Chief Executive Officer and President or if you do not continue to report to the Board;
(ii)    material diminution in the nature or scope of your responsibilities, duties or authority, provided that neither of the following shall constitute “Good Reason”: (A) the Company’s failure to continue your appointment or election as a director or officer of any of its Affiliates or (B) any diminution in the nature or scope of your responsibilities, duties or authority that is reasonably related to a diminution of the business of the Company or any of its Affiliates, including without limitation as a result of the sale or transfer of all of the assets of the Company or any of its Affiliates;
(iii)    willful failure of the Company to provide you with compensation and benefits in accordance with the terms of this Agreement for more than 10 business days after notice from you specifying in reasonable detail the nature of the failure; or
(iv)    relocation of your office more than 50 miles from the location of the Company’s principal offices as of the date of this Agreement.
(d)    You may terminate your employment with the Company other than for Good Reason at any time upon 30 days’ notice to the Company. The Board may elect to waive such notice period or any portion thereof; but in that event, the Company shall pay you your base salary for that portion of the notice period so waived.
(e)    This Agreement shall automatically terminate in the event of your death during employment. The Company may terminate your employment, upon notice to you, in the event you become disabled during employment and, as a result, are unable to continue to perform substantially all of your essential duties and responsibilities under this Agreement, either with or without reasonable accommodation, for 120 consecutive days during any period of 365 consecutive calendar days. If any question shall arise as to whether you are disabled to the extent that you are unable to perform substantially all of your duties and responsibilities for the Company and its Affiliates, you shall, at the Company’s request and expense, submit to a medical examination by a physician jointly selected by the Company and you or your guardian, as applicable to determine whether you are so disabled and such determination shall, for the purposes of this Agreement, be conclusive of the issue. If the Company and you or your guardian, as applicable, are unable to agree on a physician, each party will select a physician who will then jointly select a physician to perform the requested medical examination. If such a question arises and you unreasonably fail to submit to the requested medical examination, the Company’s determination of the issue shall be binding on you.
5.    Severance Payments and Other Matters Related to Termination.
(a)    Termination pursuant to Section 4(b) or 4(c). Except as provided in Section 5(c) below, and subject to Section 5(f) and Section 5(g) below, in the event of termination of your employment by the Company other than for Cause pursuant to Section 4(b) of this Agreement, or in the event of termination of your employment by you for Good Reason pursuant to Section 4(c) of this Agreement, (A) the Company will continue to pay you your base salary, at the rate in effect on the date of termination, for the period of 18 months from the date of termination in accordance with the Company’s payroll policy then in effect; (B) if such termination occurs on or before the 12-month anniversary of the Start Date, the Company will pay you an amount equal to Target Bonus for the year in which such termination occurs multiplied by 1.5, which amount will be paid in installments during the period of 18 months from the date of termination in accordance with the Company’s payroll policy then in effect; and (C) if you and your dependent(s) are participating in the Company’s group health plan, dental plan and/or vision plan (collectively, the “health plan”) at the time your employment terminates and you exercise your right to continue participation in those plans under the federal law known as COBRA, or any successor law (“COBRA”), the Company will pay you, on a monthly basis, an amount that equals (on an after-tax basis) the full monthly premium cost of that participation for the 18 months following the date on which your employment with the Company terminates or, if earlier, until the date you become eligible to enroll in the health plan of a new employer that provides reasonably comparable coverage (the “Health Continuation Benefits”); provided, however, in the event that the Company’s payment of the Health Continuation Benefits would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”), or Section 105(h) of the Internal Revenue Code of 1986, as amended (“Section 105(h)”), or applicable regulations or guidance issued under the ACA or Section 105(h), you and the Company agree to work together in good faith, consistent with the requirements for compliance with or exemption from Section 409A, to restructure such benefit for compliance in a manner that ensures you receive a substantially similar economic benefit.
(b)    Termination other than pursuant to Section 4(b) or 4(c). In the event of any termination of your employment, other than (i) a termination by the Company other than for Cause pursuant to Section 4(b) of this Agreement or (ii) a termination by you for Good Reason pursuant to Section 4(c) of this Agreement, the Company shall pay you the Accrued

Compensation as provided in Section 5(e) below. The Company shall have no other obligation to you under this Agreement or otherwise.
(c)    Upon a Change of Control. If, within one year following the date of the consummation of a Change of Control, the Company or any successor thereto terminates your employment other than for Cause pursuant to Section 4(b) of this Agreement, or you terminate your employment for Good Reason pursuant to Section 4(c) of this Agreement, then, in lieu of any payments to you or on your behalf under Section 5(a) hereof, (A) the Company shall pay to you a lump sum payment equal to the product of 1.5 multiplied by the sum of (x) your then-current annual base salary plus (y) the Target Bonus for the year in which such termination occurs, which amount shall be paid to you as provided in Section 5(f) below; (B) 100% of any then unvested equity and equity-based awards, including, but not limited to, stock options and RSUs, held by you at the time of such termination shall fully vest, effective upon the date of such termination (notwithstanding any contrary provision in any agreement evidencing such equity or equity-based awards); and (C) if you are participating in the Company’s health plan at the time your employment terminates and you exercise your right to continue participation in those plans under COBRA, the Company will pay you, on a monthly basis, the Health Continuation Benefits for the 18 months following the date on which your employment with the Company terminates or, if earlier, until the date you become eligible to enroll in the health plan of a new employer that provides reasonably comparable coverage; provided, however, in the event that the Company’s payment of the Health Continuation Benefits would subject the Company to any tax or penalty under the ACA or Section 105(h), or applicable regulations or guidance issued under the ACA or Section 105(h), you and the Company agree to work together in good faith, consistent with the requirements for compliance with or exemption from Section 409A, to restructure such benefit for compliance in a manner that ensures you receive a substantially similar economic benefit. Notwithstanding the foregoing, to the extent that the payment of the base salary and/or Target Bonus contemplated by clause (A) of Section 5(c) in a lump sum would result in adverse tax consequences under Section 409A, such payment shall instead be paid at the same time and in the same form as provided in Section 5(a)(A) or (B) hereof, as applicable.
(d)    Parachute Payments.
(i)    In the event of the consummation of a change in ownership or control (within the meaning of Section 280G of the Code and the regulations thereunder (“Section 280G”)) (a “280G Change in Control”) of the Company, if all or a portion of the payments and benefits under this Agreement, together with other payments and benefits provided to you by the Company (including, without limitation, any accelerated vesting of stock options, shares of restricted stock or other equity-based awards) (the “Total Payments”) would constitute “excess parachute payments” under Section 4999 of the Code (“the “Excess Parachute Payments”), you will be entitled to receive (A) an amount limited so that no portion thereof shall fail to be tax deductible under Section 280G of the Code (the “Limited Amount”), or (B) if the amount otherwise payable hereunder or otherwise (without regard to clause (A)) reduced by all taxes applicable thereto (including, for the avoidance of doubt, the federal excise tax levied on certain Excess Parachute Payments) would be greater than the Limited Amount reduced by all taxes applicable thereto, the amount otherwise payable hereunder.

(ii)    The determination as to whether the Total Payments include Excess Parachute Payments and, if so, the amount of such Excess Parachute Payments, and the amount of any reduction in Total Payments shall be made at the Company’s expense by the independent public accounting firm most recently serving as the Company’s outside auditors or such other accounting or benefits consulting group or firm as the Company may designate (the “Accountants”). In the event that any payments under this Agreement or otherwise are required to be reduced as described in Section 5(d)(i), the adjustment will be made, first, by reducing the amount of base salary and bonus payable pursuant to Section 5(a)(A) or (B) (if applicable) or Section 5(c)(A), as applicable; second, if additional reductions are necessary, by reducing the Health Continuation Benefits due to you pursuant to Section 5(a)(B) or Section 5(c)(C), as applicable; and third, if additional reductions are still necessary, by eliminating the accelerated vesting of time-based equity-based awards or the vesting of performance-based equity-based awards, if any, starting with those awards for which the amount required to be taken into account under Section 280G is the greatest.
(iii)    In the event that there has been an underpayment or overpayment under this Agreement or otherwise as determined by the Accountants, the amount of such underpayment or overpayment shall forthwith be paid to you or refunded to the Company, as the case may be, with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.
(e)    Upon your termination of employment for any reason, the Company will (i) pay you on the first payroll date that follows the date of your termination (or such earlier date as is required by law) any base salary earned but not paid through the date of termination and pay for any vacation time accrued but not used as of such date and (ii) reimburse you for any business expenses incurred but unreimbursed on the date of termination, provided that such expenses and required substantiation and documentation are submitted within sixty (60) days following the date of termination and that such business expenses are reimbursable pursuant to Section 2(e) (the “Accrued Compensation”).
(f)    Any obligation of the Company to provide you severance payments, Health Continuation Benefits or other benefits (including accelerated vesting of equity and equity-based awards) under this Section 5 (for the avoidance of doubt, other than Accrued Compensation), is conditioned on your signing a release of claims in the form provided by the Company (the “Employee Release”) following the termination of your employment within a period of time not to exceed 45 days from the date you receive the Employee Release, and on your not revoking the Employee Release within the revocation period provided therein following your execution of the Employee Release, which release shall not apply to (i) claims for indemnification in your capacity as an officer or director of the Company under the Company’s Certificate of Incorporation, Bylaws or written agreement, if any, providing for director or officer indemnification, (ii) rights to receive insurance payments under any policy maintained by the Company and (iii) rights to receive retirement benefits that are accrued and fully vested at the time of your termination. Except as otherwise provided in Section 12 of this Agreement, any payments to be made in the form of salary continuation pursuant to the terms of this Agreement and any Health Continuation Benefits shall be payable in accordance with the normal payroll practices of the Company; the first such payment (which shall be retroactive to the day immediately following the date of your termination of employment), and any payment to be made in a lump sum, shall be due and payable as soon as administratively practicable following the date the Employee Release becomes effective, but not later than the date that is 60 days following the date your employment terminates. Notwithstanding the foregoing, if the date your employment terminates occurs in one taxable year and the date that is 60 days following such termination date occurs in a second taxable year, to the extent required by Section 409A, such first payment or such lump sum payment shall not be made prior to the first day of the second taxable year.  For the avoidance of doubt, if you do not execute an Employee Release within the period specified in this Section 5(f) or if you revoke the executed Employee Release within the time period permitted by law, you will not be entitled to any payments or benefits (including the accelerated vesting of equity and equity-based awards) set forth in this Section 5 (other than the Accrued Compensation), any equity and equity-based awards that vested on account of such termination as provided for in this Agreement shall be cancelled with no consideration due to you, and neither the Company nor any of its affiliates will have any further obligations to you under this Agreement or otherwise.  You agree to provide the Company prompt notice of your eligibility to participate in the health plan and, if applicable, dental plan of any employer. You further agree to repay any overpayment of Health Continuation Benefits made by the Company hereunder.
(g)    Provisions of this Agreement shall survive any termination if so provided in this Agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 3 of this Agreement and under the Confidentiality Agreement. The obligation of the Company to make payments to you or on your behalf under Section 5 of this Agreement is expressly conditioned upon your continued full performance of your obligations under Section 3 hereof, under the Confidentiality Agreement and under any subsequent agreement between you and the Company or any of its Affiliates relating to confidentiality, non-competition, proprietary information or the like.
6.    Definitions. For purposes of this Agreement, the following definitions apply:
(a)    “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.
(b)    “Change of Control” means (i) the acquisition of beneficial ownership (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) directly or indirectly by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), of securities of the Company representing a majority or more of the combined voting power of the Company’s then outstanding securities, other than an acquisition of securities for investment purposes pursuant to a bona fide financing of the Company; (ii) a merger or consolidation of the Company with any other corporation in which the holders of the voting securities of the Company prior to the merger or consolidation do not own more than 50% of the total voting securities of the surviving corporation; or (iii) the sale or disposition by the Company of all or substantially all of the Company’s assets other than a sale or disposition of assets to an entity whose equity interests are held, directly or indirectly, entirely by the same persons and in the same proportions as the equity interests of the Company.
(c)    “Person” means an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization, other than the Company or any of its Affiliates.
7.    Conflicting Agreements. You hereby represent and warrant that your signing of this Agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound and that you are not now subject to any covenants against competition or similar covenants that have not been provided to the Company or any court order that could affect the performance of your obligations under this Agreement. You agree that you will not disclose to or use on behalf of the Company any proprietary information of a third party without that party’s consent.
8.    Withholding; Other Tax Matters. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to you shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.
9.    Assignment. Neither you nor the Company may make any assignment of this Agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this Agreement without your consent to one of its Affiliates or to any Person with whom the Company shall hereafter affect a reorganization, consolidate with or merge into or to whom it transfers all or substantially all of its properties or assets. This Agreement shall inure to the benefit of and be binding upon you and the Company and each of our respective successors, executors, administrators, heirs and permitted assigns.
10.    Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
11.    Other. Subject to your continued compliance with the terms of this Agreement, the Company agrees to indemnify you for any actual and reasonable attorney’s fees you incur in connection with your defense of any claim by your prior employer of breach of the covenants against competition that you have disclosed to the Company as of the date hereof, to the extent such claims arise from your good faith conduct relating to your departure from your prior employer and subsequent employment with the Company, up to a maximum of $100,000 and subject to such reasonable substantiation and documentation as may be specified by the Company from time to time. You agree to provide prompt notice to the Board of any pending or threatened claim of the nature described in the immediately preceding sentence. You agree that you will not at any time enter into any modification of any restrictive covenant with your prior employer or any new agreement respecting the same without first obtaining the prior written consent of the Company in its reasonable discretion. You further agree that you will return all of your prior employer’s equipment and property that you are required to return, as well as any proprietary information, prior to the Start Date and that you will not place any such information on any Company computers or systems. In the event you are prohibited by court order from working for the Company, you will be treated as having resigned (or will be deemed to have resigned, if your employment has not yet commenced) from your employment pursuant to Section 4(d) of this Agreement. In the event you are willing and able to work for the Company and are prohibited from working for the Company by court order at any time within the 15 months following the date your employment with your prior employer terminates (the “Covered Period”), the Company will pay you a fee at the annualized rate of $470,000 (pro-rated for any partial 12-month period) (the “Designated Fee”) from the effective date of prohibition until the earliest of (a) the conclusion of the Covered Period, (b) the date you become employed or re-employed, as the case may be, by the Company and (c) the date you become employed or engaged in a position that provides you with an annualized rate of compensation that is comparable to the Designated Fee (subject to obtaining the prior consent of the Company). The Designated Fee will be offset by any compensation you receive during the Covered Period, and you agree to provide prompt notice to the Company of your receipt of any such compensation and to promptly reimburse the Company for any portion of the Designated Fee that is overpaid to you. Any obligation of the Company to provide you with the Designated Fee is conditioned on your signing and not revoking the Employee Release within a time period not to exceed 45 days from the date you receive the Employee Release. Any Designated Fee will be payable as described in Section 5(f) (treating such fee, for purposes of such Section, as salary continuation). Nothing in this Agreement shall be deemed to indicate or imply that the covenants against competition referred to in this Section 11 are valid, enforceable and/or would prohibit your employment by the Company; the commitments set forth in this Section 11 instead recognize that spurious claims of prohibited competition might be made notwithstanding the factual circumstances.
12.    Section 409A.
(a)    You and the Company agree that this Agreement shall be interpreted to comply with or be exempt from Section 409A (including as separation pay paid on an involuntary separation from service pursuant to Treasury Regulations §1.409A-1(b)(9) or amounts exempt as a short-term deferral under Treasury Regulations §1.409A-1(b)(4)), and the regulations and guidance promulgated thereunder to the extent applicable, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.
(b)    A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits considered “nonqualified deferred compensation” under Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered nonqualified deferred compensation under Section 409A payable on account of a “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (a) the expiration of the six-month period measured from the date of such “separation from service”, and (b) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section 11(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed on the first business day following the expiration of the Delay Period to you in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.
(c)    For purposes of Section 409A, your right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.
(d)    In no event shall the Company or any of its Affiliates have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.
13.    Miscellaneous. This Agreement, together with the Confidentiality Agreement, sets forth the entire agreement between you and the Company and replaces all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment. This Agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a Massachusetts contract and shall be governed and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to the conflict-of-laws principles thereof.
14.    Notices. Any notices provided for in this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service for overnight delivery or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it by notice to the Chairman of the Board of Directors, c/o Acceleron Pharma Inc. at its principal place of business, or to such other address(es) as either party may specify by notice to the other actually received.
If the foregoing is acceptable to you, please sign and date this letter in the spaces provided. At the time you sign and return it, this letter will take effect as a binding agreement between you and the Company on the basis set forth above. The enclosed copy is for your records.

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Sincerely,

ACCELERON PHARMA INC.

By:    /s/ Joseph S. Zakrzewski
Joseph S. Zakrewski
Compensation Committee Chair

ACCEPTED AND AGREED:

Signature:     /s/ Habib J. Dable
Habib J. Dable

Date:    9/23/16